BLACK HILLS CORPORATION REPORTS 2006 FOURTH QUARTER AND ANNUAL RESULTS

•	2006 earnings of $2.21 per share from continuing operations put results in upper end of guidance range

RAPID CITY, SD—February 14, 2007—Black Hills Corporation (NYSE: BKH) today announced financial results for the fourth quarter and year of 2006. For the three months ended December 31, 2006, net income was $20.8 million, or $0.62 per share, compared to $26.6 million, or $0.79 per share for the same period ended December 31, 2005. Income from continuing operations for the three months ended December 31, 2006 was $20.9 million, or $0.62 per share, compared to $26.0 million, or $0.77 per share, reported for the same period in 2005. Compared to the fourth quarter of 2005, income from continuing operations in the fourth quarter of 2006 reflected the following:

• a $3.5 million, or $0.10 per share, increase in power generation earnings; and
• a $1.6 million, or $0.05 per share, decrease in unallocated corporate costs; offset by
• a $6.6 million, or $0.20 per share, decrease in energy marketing earnings;
• a $1.6 million, or $0.05 per share, decrease in retail services earnings; and
• a $1.3 million, or $0.04 per share, decrease in oil and gas production earnings.

                   For the 12 months ended December 31, 2006, net income was $81.0 million, or $2.42 per share, compared to $33.3 million, or $1.00 per share for the same period ended December 31, 2005. Net income for 2006 reflected $0.21 per share from discontinued operations, including an after-tax gain on the sale of certain oil marketing and transportation assets completed in March 2006. Net income for 2005 was negatively affected by certain special items, including an after-tax charge of $(0.98) per share affecting power generation business segment earnings, related to the impairment of the Las Vegas I power plant, and other items netting to approximately $(0.29) per share. Income from continuing operations for the 12 months ended December 31, 2006 was $74.0 million, or $2.21 per share, compared to $32.8 million, or $0.98 per share for the same period ended December 31, 2005. Compared to the year 2005, income from continuing operations in the year 2006 reflected the following:

• a $32.4 million, or $0.97 per share, increase in power generation earnings;
• an $ 8.0 million, or $0.24 per share, decrease in unallocated corporate costs;
• a $ 4.1 million, or $0.12 per share, increase in retail services earnings; and
• a $ 3.5 million, or $0.10 per share, increase in energy marketing earnings; offset by
• a $ 1.0 million, or $0.03 per share, decrease in coal mining earnings; and
• a $ 5.2 million, or $0.15 per share, decrease in oil and gas production earnings.

YEAR IN REVIEW

David R. Emery, Chairman, President and CEO of Black Hills Corporation, said, “Results for 2006 reflect solid utility performance, improving power generation operations and strong energy marketing results. The year also had its challenges, in particular plant outages, which affected unregulated power generation, electric utility and coal mining operations, and lower natural gas prices in the second half of the year, which affected oil and gas results.
             “Our retail utilities are in excellent operational and financial condition. The South Dakota Public Utilities Commission approved a $7.9 million rate increase at our electric utility effective January 1, 2007. We also obtained approval for automatic cost adjustments related to transmission, purchased power and fuel costs. We agreed to continue absorbing a portion of the cost increases on purchased power and non-coal fuel costs, as we did under the 1995 rate freeze. We are particularly pleased that we are able to continue our proven business model, where customers benefit from cost-containment and operational efficiency incentives and investors benefit from off-system sales.” Emery added, “With major power plant maintenance completed this year, our fleet of regulated power plants improved its characteristic high level of availability this year to an impressive 97.1 percent.”

Emery said, “The 90-megawatt, coal-fired Wygen II power plant at our Gillette, Wyoming energy and coal mine complex is on schedule to be in full commercial service beginning January 1, 2008. We expect to submit a rate filing in the first quarter of 2007 to include Wygen II in the rate base of Cheyenne Light, Fuel & Power.” Emery continued, “We recently made significant progress on our proposed Wygen III power plant, as an air permit has been issued by the Wyoming Department of Environmental Quality. This approval enables us to move forward with other regulatory processes with the goal of commencing construction in late 2007 or early 2008.

               “Our oil and gas business achieved its ninth consecutive year of production growth. We produced 14.4 billion cubic feet equivalent (Bcfe) in 2006, a 5 percent increase over 2005 results,” Emery said. “While our annual growth did not hit our long-term target, production figures for the fourth quarter of 2006 were up 15 percent overall, and up 16 percent for natural gas, reflecting successful drilling efforts, primarily in the San Juan Basin. We expect to extend our poduction growth trend in the next few years as well. Much of that growth is expected to come from the San Juan Basin, where we are encouraged by recent production results. The commencement of our drilling program in the Piceance Basin should also begin to yield results late in 2007 and beyond.” Emery continued, “While production and revenues were up in 2006, financial results reflected lower gas prices and increased lease operating expense, depletion expense, allocated corporate costs and interest expense.”

Emery continued, “Year-end 2006 oil and gas reserves were approximately 199 Bcfe. Both price and technical performance results contributed to a lower-than-expected year-end calculation, which included a significant revision of 2005 year-end reserves. Additions to reserves were less than expected, primarily for two reasons. First, our deep well testing in the San Juan Basin is still in the evaluation stage and consequently minimal reserves were booked. Second, we did not receive final approval for an increased density spacing order in the East Blanco Field in the San Juan Basin during 2006, as originally anticipated. On January 30, 2007, however, we received the approval order. Our estimates on increased density drilling add about 10 Bcfe to 2007 reserves and potentially another 20 Bcfe over the next several years of drilling. We believe our existing development program has several years of drilling opportunity without the need to acquire significant additional leasehold.

“Energy marketing operations benefited from volatile market conditions in 2006,” Emery stated. “The strong increase in earnings in this business reflects both higher gross margins and an increase in daily average physical natural gas volumes marketed, which were 12 percent higher than 2005 volumes. We celebrated our 10th anniversary of energy marketing operations last summer. Our customer-focused, risk-controlled business approach, and our record of outstanding producer, origination, transportation and storage services out of the Rocky Mountain and Canadian regions has worked very well for us. Our expansion into crude oil marketing services from our Golden, Colorado-based operations supports our plan to expand our regional producer services marketing presence.

“Our non-regulated power generation segment experienced solid performance in 2006. We overcame maintenance outages earlier in the year and returned our Las Vegas power plants to strong power plant availability. As a result, fleet-wide availability exceeded 93 percent for the year,” Emery said.

“Coal mining operations delivered stable production in 2006, with 4.7 million tons sold. Lower earnings were a result of expensing overburden as incurred due to an accounting change and higher mineral taxes. Our production will begin to increase later in 2007 to accommodate the fuel needs for the Wygen II power plant, which is expected to run intermittently in test mode prior to full commercial service on January 1, 2008. On an annual basis, Wygen II will consume approximately 0.5 million tons of coal.”

Emery stated, “We begin 2007 in excellent condition, financially and operationally. Recently, we raised our dividend, as we have for 37 consecutive years. We are very proud of our record of consistently rewarding our shareholders with a growing dividend while also retaining earnings to fund our future. We are well-positioned to create shareholder value by adding Wygen II to our Cheyenne Light rate base, beginning construction of another mine-mouth, coal-fired power plant, Wygen III, and increasing oil and gas production and reserves on our existing leasehold in the San Juan, Piceance and Powder River Basins. Last week, we announced the largest transaction in our Company’s history. The pending purchase of an electric utility, four gas utilities and related operations in Colorado, Kansas, Nebraska and Iowa will define our direction and add to our longer-term growth potential. This transaction will transform our future as a much larger regional retail utility while we continue to advance our diversified wholesale energy operations.” Emery concluded, “We are excited about our strategy, as we continue to seek ways to provide economic value and reliable service to both retail utility and wholesale energy customers.”

CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Revenues: (a)
Retail Services	$82,419	$86,352	$323,003	$297,681
Wholesale Energy	91,148	93,253	333,833	315,089
Corporate	4	123	46	771
	$173,571	$179,728	$656,882	$613,541

Net income (loss) available for common stock: Continuing operations –
Retail Services	$7,875	$9,472	$24,188	$20,119
Wholesale Energy	13,930	19,049	55,372	26,163
Corporate	(887)	(2,514)	(5,514)	(13,490)
Income from continuing operations	20,918	26,007	74,046	32,792
Discontinued operations (b)	(87)	606	6,973	628
Net income	20,831	26,613	81,019	33,420
Less: preferred stock dividends	-	-	-	(159)
	$20,831	$26,613	$81,019	$33,261

Weighted average common shares outstanding:
Basic –	33,243	33,076	33,179	32,765
Diluted –	33,621	33,501	33,549	33,288

Earnings per share:
Basic –
Continuing operations	$0.63	$0.78	$2.23	$1.00
Discontinued operations	-	0.02	0.21	0.02
Total	$0.63	$0.80	$2.44	$1.02
Diluted –
Continuing operations	$0.62	$0.77	$2.21	$0.98
Discontinued operations	-	0.02	0.21	0.02
Total	$0.62	$0.79	$2.42	$1.00

(a)	Presentation of our 2005 revenues has changed to reflect the reclassification of the Company’s crude oil marketing and transportation business financial results to discontinued operations.
(b)

2006 discontinued operations reflect the after-tax results of operations at the Company’s crude oil marketing and transportation business. 2005 discontinued operations reflect the after-tax results of operations of the crude oil marketing and transportation business, the communications segment, and the Pepperell power plant.

BUSINESS UNIT PERFORMANCE SUMMARY

Retail Services Group

Quarterly results. Income from continuing operations from the Retail Services business group for the three-month period ended December 31, 2006 was $7.9 million, compared to $9.5 million in 2005. Business segment results were as follows:

•     Net income from the Electric utility business segment for the three months ended December 31, 2006 was $5.6 million, compared to $8.4 million in 2005. The decrease in 2006 earnings is primarily from lower off-system sales margins and higher administrative costs from corporate allocations compared to 2005. The 2005 results also include a $1.9 million benefit from a deferred tax adjustment.

•     Net income from the Electric and gas utility business segment for the three months ended December 31, 2006 was $2.3 million, compared to $1.1 million for the same period in 2005. The increase is primarily due to an increase in base rates, effective January 1, 2006 and increased demand, partially offset by higher depreciation expense and general and administrative costs. Earnings in 2006 were also positively impacted by increased income from allowance for funds used during construction (AFUDC) associated with the advancing construction of the Wygen II power plant.

Annual results. Income from continuing operations from the Retail Services business group for the year ended December 31, 2006 was $24.2 million, compared to $20.1 million in 2005. Business segment results were as follows:

•     Net income from the Electric utility business segment for 2006 was $18.7 million, compared to $18.0 million in 2005. In 2006, revenues increased 2 percent primarily due to increased retail sales. Operating expenses were flat with the prior year as increased costs associated with the 2006 Wyodak power plant outage and increased corporate allocations and compensation expense were offset primarily by decreased power marketing legal costs. Net income in 2005 was also impacted by a deferred tax benefit adjustment of $1.9 million.

•     Net income from the Electric and gas utility business segment for the twelve months ended December 31, 2006 was $5.5 million, compared to $2.1 million for the same period in 2005. The increase is primarily due to an increase in base rates, effective January 1, 2006 and a full-year of operations, partially offset by increased depreciation expense, corporate allocations and the write-off of uncollectible accounts. Earnings in 2006 were also positively impacted by increased income from AFUDC associated with the advancing construction of the Wygen II power plant.

The following tables provide certain Retail Services operating statistics:

Electric Utility (Black Hills Power)	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Retail sales–MWh	402,566	387,709	1,632,352	1,582,841
Contracted wholesale sales–MWh	165,475	161,379	647,444	619,369
Off-system sales–MWh	222,263	271,055	942,045	869,161
	790,304	820,143	3,221,841	3,071,371
Regulated power plant availability	97.2%	98.7%	97.1%	96.3%
Electric and Gas Utility (Cheyenne Light, Fuel & Power)	Three months ended December 31, 2006	Three months ended December 31, 2005	Twelve months ended December 31, 2006	Jan. 21, 2005 to December 31, 2005
Electric sales – MWh	234,000	227,000	920,000	877,800
Gas sales – Dekatherm (Dth)	1,318,000	1,274,000	4,388,000	4,062,600

Wholesale Energy Group

Quarterly results. Income from continuing operations from the Wholesale Energy business group for the three-month period ended December 31, 2006 was $13.9 million, compared to $19.0 million in 2005. Business segment results were as follows:

•     Energy marketing income from continuing operations was $4.7 million, compared to $11.3 million in 2005. Decreased earnings in 2006 were the result of lower recognized margins, increased operating expenses primarily related to higher compensation on realized margins and an increase in litigation-related costs. The unrealized mark-to-market component of recognized margins in 2006 was $(2.4) million after-tax, compared to $4.2 million after-tax in 2005. Earnings in 2005 also benefited from a $1.3 million positive foreign tax credit reserve adjustment.

•     Oil and gas income from continuing operations was $2.3 million in 2006, compared to $3.6 million in 2005. Revenues decreased 2 percent, as a 24 percent decrease in the average price received (net of hedges) for natural gas was offset partially by a 21 percent higher average price for oil. A 14 percent increase in oil production and a 16 percent increase in natural gas production resulted in an overall production increase of 15 percent on an equivalent basis. Oil production in 2006 was impacted by an increase in the federal royalty on stripper wells, which in effect reduced our net production volumes.

Total operating expenses increased $1.7 million, or 9 percent, primarily due to increased lease operating expense, higher depletion expense and increased corporate allocations, partially offset by lower ad valorem production taxes. On a per Mcfe basis, lease operating expense (LOE) increased 19 percent to $1.25 per Mcfe. The increase in LOE was due primarily to higher industry costs, compression costs, and processing plant costs including the additional costs for the recently acquired Piceance Basin properties. Depletion costs per Mcfe decreased 10 percent to $2.38, primarily because of a decrease in the year-end adjustment recorded to reflect the results of our annual reserve study, verified by an independent engineer. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs.

•     Power generation income from continuing operations was $5.6 million, compared to $2.1 million in 2005. The increase was primarily due to the Las Vegas plants’ return to full operational service in 2006, partially offset by higher interest expense and the expected lower earnings from certain energy fund investments, partially offset by the $1.2 million after-tax impairment of goodwill in 2005. In addition, 2005 results were impacted by a $2.8 million tax charge.

•     Coal mining income from continuing operations was $1.8 million in 2006, compared to $2.1 million in 2005. The decrease primarily was due to an increase in mineral taxes and depreciation expense, partially offset by increased revenues due to a higher per-ton average price received.

               Annual results. Income from continuing operations from the Wholesale Energy business group for 2006 was $55.4 million, compared to $26.2 million in 2005. Business segment results were as follows:

•     Energy marketing income from continuing operations was $17.3 million in 2006, compared to $13.8 million in 2005. Increased earnings in 2006 were primarily the result of higher gross marketing margins, partially offset by higher operating expenses primarily due to increased compensation cost related to higher realized gross margins. The unrealized mark-to-market component of recognized margins in 2006 was $(3.6) million after-tax, compared to $3.2 million after-tax in 2005. We expect approximately $0.4 million after-tax of the 2006 unrealized loss to reverse in 2007.

•     Oil and gas income from continuing operations was $12.7 million in 2006, compared to $17.9 million in 2005. Revenues increased 9 percent, as average price received (net of hedges) was 36 percent higher for oil, while natural gas and crude oil production increased 6 percent and 1 percent, respectively. These results were partially offset by 4 percent lower average price for natural gas (net of hedges). Overall production increased 5 percent on an equivalent basis. Oil production in 2006 was impacted by an increase in the federal royalty on stripper wells, which in effect reduced our net production volumes.

Total operating expenses increased $13.0 million, or 23 percent, primarily due to increased lease operating expense, depletion expense and corporate allocations. On a per Mcfe basis, lease operating expense (LOE) increased 28 percent to $1.19 per Mcfe. The increase in LOE was due primarily to higher industry costs, compression costs, and processing plant costs including the additional costs for the recently acquired Piceance Basin properties. Depletion costs per Mcfe increased 26 percent to $1.94, due to higher capitalized costs, higher estimated future development costs, as well as the higher average cost of reserves from recent acquisitions and their associated development costs and reserve revisions. Results were also impacted by increased interest expense due to higher borrowings to fund acquisition and development costs.

Oil and gas reserves at year-end 2006 were 199.1 Bcfe. The estimate, as reviewed by an independent engineer, takes into account 2006 production, the 2006 acquisition of approximately 60 Bcfe, additions of approximately 13 Bcfe and revisions to previous estimates of (29.6) Bcfe. The downward revision to previous estimates was primarily due to lower-than-expected results from certain segments of the 2006 drilling program in the San Juan Basin, and to a lesser extent, well performance at certain areas within our Finn-Shurley field. The decrease in natural gas and oil prices as of December 31, 2006 compared to December 31, 2005 also contributed to the revision.

•     Power generation income from continuing operations was $19.9 million, compared to a loss of $(12.5) million in 2005. Revenues for 2006 decreased 2 percent from 2005 primarily due to significant maintenance outages at the Las Vegas facility, partially offset by higher capacity revenue from the Harbor facility due to a 2006 tolling agreement which replaced a 2005 seasonal contract. Operating costs decreased $64.4 million due to $53.8 million in impairment and contract termination charges in 2005, and lower variable operating costs and depreciation related to the Las Vegas facility in 2006, partially offset by increases for the repair and maintenance expense incurred at the Las Vegas facility due to the outages, net of insurance proceeds received. Earnings in 2006 were also impacted by an $8.0 million after-tax decrease in earnings from certain power fund investments and higher interest rates compared to 2005. Results in 2005 also reflect the impact of a $2.8 million tax charge.

•     Coal mining income from continuing operations was $5.9 million in 2006, compared to $6.9 million in 2005. The decrease primarily was due to an increase in overburden removal costs, due to a change in accounting rules requiring overburden removal to be expensed as incurred, and mineral taxes, partially offset by increased revenues from train load-out sales and higher average prices received.

The following tables contain certain Wholesale Energy operating statistics from continuing operations:

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006		2005
Coal mining:
Tons of coal sold	1,238,600	1,227,600	4,717,400		4,701,600
Oil and gas production:
Mcf equivalent sales	3,806,900	3,314,200	14,414,240		13,745,300
Energy marketing average daily volumes:
Natural gas physical – MMBtus	1,883,800	1,227,000	1,598,200		1,427,400
Crude oil physical – barrels	8,200	—	8,800	(a)	—

(a) Daily oil volumes represent the commencement of oil marketing out of our Golden, Colorado energy marketing operations beginning in May 2006.

	Three months ended December 31,		Twelve months ended December 31,
	2006	2005	2006	2005
Contracted fleet power plant availability	99.0%	92.3%	93.4%	96.8%

Corporate

Quarterly results. Corporate expenses for the three-month period ended December 31, 2006 decreased to $0.9 million, compared to $2.5 million for the same period in 2005. The decrease was primarily due to increased allocations of corporate costs and interest expense to subsidiaries.

Annual results. Corporate expenses for the twelve-month period ended December 31, 2006 decreased to $5.5 million, compared to $13.5 million for the same period in 2005. The decrease was primarily due to a substantial decrease in corporate development costs related to the 2005 write-off and expensing of certain capitalized development costs and increased allocations of corporate costs and interest expense to subsidiaries.

EARNINGS GUIDANCE UPDATE

The Company has reaffirmed its guidance for 2007 net income in a range from $2.10 to $2.30 per share. This estimate is predicated on a number of considerations, including the following:

• The dilutive effect from the issuance of additional shares of common stock;
• Increased earnings at our electric utility, Black Hills Power, through the successful completion of a rate settlement resulting in a $7.9 million rate increase effective January 1, 2007;

•     Oil and gas production growth approximating 10 percent on an Mcf-equivalent basis, as compared to estimated production of approximately 14.4 Bcfe in 2006, based on expected capital deployment of approximately $75 million to $85 million;

•     Oil and gas anticipated production-weighted average NYMEX prices of $7.61 per MMBtu of natural gas and $60.64 per barrel of oil, average well-head prices of $6.05 per Mcf and $51.74 per barrel of oil, all based on recent forward strips, and average hedged prices of $6.64 per Mcf and $50.42 per barrel;

• No significant outages at our regulated power plants;
• Non-regulated power plant operations with fleet availability at contracted levels approximating 98 percent;
• Slightly higher production and earnings from our coal mining operations, assuming no significant coal-fired power plant outages;
• Lower earnings from our energy marketing operations, compared to 2006 results;
• Completion of Wygen II for January 1, 2008 commercial operation;
• Continued progress toward successful completion of the acquisition of the Aquila assets in 2008; and
• No material change in the Company’s current business mix.

QUARTERLY CONFERENCE CALL TO BE HELD FEBRUARY 16, 2007

The Company will hold a conference call on Friday, February 16, 2007 beginning at 11:00 a.m. Eastern Time to discuss 2006 earnings results and recent events. The conference call will be open to the public. The call can be accessed by dialing, toll-free, (800) 762-4832. When prompted, indicate that you wish to participate in the “Black Hills Conference Call.” A replay of the conference call will be available through February 23, 2007 by dialing (800) 475-6701 (USA) or (320) 365-3844 (international). The access code is 863655.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Our retail businesses are Black Hills Power, an electric utility serving western South Dakota, northeastern Wyoming and southeastern Montana; and Cheyenne Light, Fuel & Power, an electric and gas distribution utility serving the Cheyenne, Wyoming vicinity. Black Hills Energy, the wholesale energy business unit, generates electricity, produces natural gas, oil and coal, and markets energy. More information is available at our Internet web site: www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission,

or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2005 Annual Report on Form 10-K filed with the SEC, and the following:

•     Obtaining adequate cost recovery for our retail operations through regulatory proceedings, and receiving unfavorable rulings in the periodic applications to recover costs for fuel and purchased power in our regulated utilities;

• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to successfully maintain or improve our corporate credit rating;

•     The permitting, construction, startup and operation of power generating facilities may involve unanticipated charges or delays that could negatively impact the Company’s business and its results of operations;

• The completion of acquisitions for which definitive agreements have been executed could be delayed or may not occur;
• Regulatory approval of acquisitions could impose financial and operating conditions or restrictions that could impact our results;

•     The volumes of our production from oil and gas development properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the availability of specialized contractors, work force, and equipment;

• The extent of our success in connecting natural gas supplies to gathering, processing and pipeline systems;
• The timing and extent of scheduled and unscheduled outages of power generation facilities;
• Our ability to successfully integrate with and profitably operate any future acquisitions;
• The possibility that we may be required to take impairment charges to reduce the carrying value of some of our long-lived assets when indicators of impairment emerge;
• Numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates and associated costs;
• Changes in business and financial reporting practices arising from the enactment of The Energy Policy Act of 2005;
• Our ability to remedy any deficiencies that may be identified in the review of our internal controls;

•     The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

• Our effective use of derivative financial instruments to hedge commodity, currency exchange rate and interest rate risks;
• The creditworthiness of counterparties to trading and other transactions, and defaults on amounts due from counterparties;
• The amount of collateral required to be posted from time to time in our transactions;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment;
• Changes in state laws or regulations that could cause us to curtail our independent power production;
• Weather and other natural phenomena;
• Industry and market changes, including the impact of consolidations and changes in competition;
• The effect of accounting policies issued periodically by accounting standard-setting bodies;
• The cost and effects on our business, including insurance, resulting from terrorist actions and natural disasters or responses to such actions and events;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions, which may affect our ability to raise capital on favorable terms;
• Price risk due to marketable securities held as investments in benefit plans;
• General economic and political conditions, including tax rates or policies and inflation rates; and
• Other factors discussed from time to time in our other filings with the SEC.

              New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.